SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made and entered into as of February 3, 2010 (the “Effective Date”) by and between ONCALL SUPERIOR MANAGEMENT, a Philippines Corporation (“OSM”) and SM eVENTURES, a Philippines Corporation (“SME” and together with OSM, “OSM/SME” or “Defendants”), and LIVEDEAL, INC., a Nevada corporation, f/k/a YP Corp. (“LiveDeal”) and TELCO BILLING, INC., a Nevada corporation (“Telco” and together with LiveDeal, “Plaintiffs”).  For purposes of this Agreement, Plaintiffs and Defendants are sometimes individually referred to as a “Party” and sometimes collectively referred to as the “Parties.”

Background

A.           Telco and OSM previously entered into that certain Memorandum of Agreement dated as of November 1, 2007 (the “OSM Contract”), pursuant to which OSM agreed to provide inbound telemarketing services, including customer service and quality assurance and/or control services, through its telephone representatives, to Plaintiffs’ customers residing in the United States.

B.           Telco and SME previously entered into that certain Marketing Agreement dated as of November 13, 2006 (the “SME Contract” and together with the OSM Contract, the “Contracts”), pursuant to which SME agreed that its sales representatives would make outbound telemarketing sales to business consumers of Plaintiffs residing in the United States.

C.           Plaintiffs and Defendants are currently parties to a civil action pending in the Federal Court, District of Arizona, entitled LiveDeal et. al. v. Oncall Superior Management, et.al, United States District Court Case No. CV 09-976-PHX-DGC concerning whether Plaintiffs or Defendants breached the Contracts and what damages were incurred (the “Litigation”).

D.           In order to avoid the uncertainties, inconvenience, and expense of further litigation, the Parties now desire to compromise and settle all claims, causes of action, and issues in dispute between them from the beginning of time through and including the date hereof all on the terms set forth herein.

E.           Each of the Parties hereto declares that the terms of this Agreement have been read and understood and that this Agreement is entered into voluntarily, freely, and without coercion of any sort, and is accepted for the purpose of making a complete, final, and binding settlement of any and all claims described herein as well as those omitted through oversight or error, with the exception of only those claims specifically enumerated and excluded herein.

In consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed the Parties agree as follows:

Agreement

1.           Incorporation of Background.  The statements set forth in paragraphs A through E above are acknowledged by the Parties to be true and correct and are hereby incorporated into and are deemed a part of this Agreement.

2.           Settlement Amount.  Notwithstanding the terms of any other agreement between the Parties, LiveDeal shall pay Defendants US$300,000 (“Settlement Amount”) in immediately available funds by wire transfer per the instructions contained in Exhibit A according to the following schedule:

(a)           US $250,000 upon the execution of this Agreement and the New Services Agreement; and

(b)           US$50,000 on February 15, 2010.

3.           New Services Agreement.  As a condition to the execution of this Agreement and the payment of the Settlement Amount, LiveDeal and OSM shall have entered into a Services Agreement in the form attached as Exhibit B hereto, pursuant to which OSM agrees to provide inbound and outbound telesales support for LiveDeal’s “Legacy” business and assist with LiveDeal’s direct sales efforts in exchange for the payments set forth therein (“New Services Agreement”).

4.           Termination of Litigation.  Within five days from the date of execution of this Agreement and the New Services Agreement,  the Parties will file with  the District of Arizona, before Judge Campbell, a Stipulation for Dismissal with Prejudice terminating the Litigation.  Each party to the litigation will bear their own attorneys’ fees and costs incurred in the Litigation.  The Parties agree to execute such other documents and perform such other acts as may be necessary to cause the entire Action to be dismissed with Prejudice.

5.           Termination of Prior Contracts.  The Contracts previously entered into among the Parties are hereby terminated or are acknowledged by the Parties to have been previously terminated and all of the obligations arising therefrom between the Plaintiffs and the Defendants shall be deemed terminated by mutual agreement, including, without limitation, any and all payments for services or interest payments that LiveDeal might have otherwise owed; provided that the obligations of the Parties set forth in this Agreement and the New Services Agreement shall survive.

6.           Mutual Release and Covenant Not to Sue.

(a)           Defendants, on behalf of themselves and their officers, directors, agents, shareholders, partners, affiliates and successors and assigns (collectively, the “OSM/SME Releasor Parties”), hereby forever release, discharge, cancel, waive, and acquit Plaintiffs and Plaintiffs’ subsidiaries, affiliates, agents, officers, managers, owners, directors, employees, insurers, successors and assigns (collectively, the “LiveDeal Exculpated Parties”), of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity (collectively, “Claims”), which the OSM/SME Releasor Parties have, had or may hereafter have against any LiveDeal Exculpated Parties arising out of, by reason of, or related to the Contracts or the Parties’ prior relationships and transactions, existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE OSM/SME RELEASOR PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than any Claims arising out of, or by reason of any breaches by the LiveDeal Exculpated Parties of their obligations under this Agreement or the New Services Agreement, this Agreement intending to be a full and final settlement between the Parties.  The foregoing release may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local, or other law relating to any of the Claims released herein.

(b)           Plaintiffs, on behalf of themselves and their respective subsidiaries, officers, directors, agents, shareholders, partners, affiliates and successors and assigns (collectively, the “LiveDeal Releasor Parties”), hereby forever release, discharge, cancel, waive, and acquit Defendants, and Defendants’ subsidiaries, affiliates, agents, officers, owners, directors, employees, insurers, successors and assigns (collectively, the “OSM/SME Exculpated Parties”), of and from any and all Claims, which the LiveDeal Releasor Parties have, had or may hereafter have against them arising out of, by reason of, or relating to the Contracts or the Parties’ prior relationships or transactions, existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE LIVEDEAL RELEASOR PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than any Claims arising out of, or by reason of any breaches by the OSM/SME Exculpated Parties of their obligations under this Agreement or the New Services Agreement, this Agreement intending to be a full and final settlement between the Parties.  The foregoing release may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local, or other law relating to any of the Claims released herein.

(c)           For purposes of the remainder of this Agreement the term “Releasor Parties” shall refer collectively to the OSM/SME Releasor Parties and the LiveDeal Releasor Parties and the term “Exculpated Parties” shall refer collectively to the OSM/SME Exculpated Parties and the LiveDeal Exculpated Parties.

(d)           Each Party, on behalf of itself and its respective Releasor Parties, further covenants and agrees not to institute, nor cause to be instituted, any legal proceeding of any nature whatsoever, either on its own behalf or in any representative capacity, for any claim released hereunder premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, interference with contract, breach of contract, defamation, negligence, infliction of emotional distress, fraud, or deceit, except that a Releasor Party hereto may file a legal proceeding against an Exculpated Party to enforce the terms of this Agreement or any agreement contemplated hereunder.

(e)           Each of the Parties acknowledges that the considerations afforded such Party under this Agreement are in full and complete satisfaction of any Claims such Party or the Releasor Parties may have or may have had prior to the date hereof, and provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

(f)            EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THE RELEASE AND DISCHARGE SET FORTH IN THIS AGREEMENT IS A GENERAL RELEASE AND DISCHARGE AS TO IT AND ALL OTHER RELEASED PARTIES. EACH OF THE PARTIES FURTHER EXPRESSLY WAIVES AND ASSUMES THE RISK THAT ANY AND ALL CLAIMS FOR DAMAGES WHICH EXIST AS OF THE DATE OF THIS AGREEMENT BUT OF WHICH IT DOES NOT KNOW OR WHICH IT DOES NOT SUSPECT EXIST, WHETHER THROUGH IGNORANCE, OVERSIGHT, ERROR, NEGLIGENCE, OR OTHERWISE, AND WHICH IF KNOWN, WOULD MATERIALLY AFFECT ITS DECISION TO ENTER INTO THIS AGREEMENT, ARE BEING RELEASED AND WAIVED BY THIS AGREEMENT.

(g)           Nothing in this Agreement will prevent the Parties from asserting any defense to any claim by any third party.

7.           Assistance with Illinois Dispute.  OSM/SME agrees to cooperate and provide assistance to LiveDeal as reasonably requested in connection with the existing complaint filed by the Attorney General of Illinois against LiveDeal.

8.           No Disparagement.  Each of the Parties agrees that as part of the consideration for this Agreement, each will not make nor permit its affiliates to make disparaging or derogatory remarks, whether oral or written, about the other Party or its business, products, prospects, subsidiaries, affiliates, directors, officers or agents.  Nothing in this Agreement shall prevent any of the Parties from giving truthful testimony or providing any information requested by a governmental authority or by court order.

9.           No Admission of Liability.  Nothing contained in this Agreement shall be construed in any manner as an admission by any Party that it has or may have violated any statute, law or regulation, or breached any contract or agreement.

10.         No Third Party Beneficiaries; Exception.  Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under, or by reason of, this Agreement on any persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any Party to this Agreement; provided, however, that any Exculpated Party that is not a Party to this Agreement shall be deemed a third-party beneficiary under Section 6 of this Agreement.

11.         Confidentiality.  The Parties agree that they will keep the terms, conditions, and amount of this Agreement and the New Services Agreement confidential and that they will not hereafter disclose any information concerning this Agreement to anyone  to whom disclosure is not required by law or a court order, provided that the foregoing excludes the Parties’ attorneys, accountants, representatives, employees and other business advisors.  The Parties also agree that neither this Agreement nor evidence of this Agreement shall be used or offered as evidence in any proceeding for any purpose whatsoever, except for the purposes of enforcement and compliance as provided above.  In the event one of the Parties is requested by subpoena, deposition notice, court order or otherwise to disclose the terms of this Agreement, notice shall be given to the other Party’s legal counsel within five business days of receipt of the request for disclosure.

12.         Acknowledgements. Each of the Parties acknowledges, represents, warrants and confirms the following:

(a)           the Party has relied on its own judgment regarding the consideration for and language of this Agreement;

(b)           the Party has been given a reasonable period of time to consider this Agreement, has been advised to consult with independent counsel of his own choosing before signing this Agreement, and has consulted with independent counsel or voluntarily elected not to consult with independent counsel with respect hereto;

(c)           this Agreement is written in a manner that is understandable to it and it has read and understood all provisions of this Agreement;

(d)           the Party signs this Agreement as its free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of the other Party or any other third-party;

(e)           signing this Agreement is not an admission of fault or liability;

(f)            the Party is the sole owner of the claims or causes of action being released herein and such Party has not conveyed or assigned any interest in any such claims or causes of action to any person or entity not a party hereto;

(g)           the Party has full and complete authorization and power to sign this Agreement in the capacity herein stated;

(h)           this Agreement is a valid, binding and enforceable obligation of the Party and does not violate any law, rule, regulation, contract or agreement otherwise enforceable by or against the Party; and

(i)            the Party agrees to be responsible for its own attorney’s fees and costs in connection with the negotiation, preparation and effectuation of this Agreement.

13.         Nature of the Agreement.  This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect.  This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between any of the Parties hereto with respect to the subject matter hereof, except as expressly stated herein.  This Agreement may not be modified or changed unless done so in writing, signed by each of the Parties.  In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect.

14.         Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only by facsimile transmission or by next day delivery by a nationally recognized courier service to the Parties at the following addresses or facsimile numbers:

If to OSM/SME:	OnCall Superior Management / SM eVentures
Prestige Tower, Suite 2403
Ortigas Center, Pasig, Philippines
Attention: George Yang
Facsimile: 949-878-3684

with a copy to (which shall not constitute notice	Victoria L. Orze
HINSHAW & CULBERTSON LLP
3200 North Central Ave., Suite 800
Phoenix, Arizona 85012
vorze@hinshawlaw.com

If to LiveDeal or Telco:	LiveDeal, Inc.
2490 E. Sunset Road, Suite 100
Las Vegas, Nevada 89120
Attention: General Counsel
Facsimile: 702-939-0245

with a copy to (which shall not constitute notice):	Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
Attention:  Dan Mahoney
Facsimile:  602-382-6070

15.         Waiver.  The waiver by either Party of any term, condition or provision of this Agreement shall not be construed as a waiver of any other or subsequent term, condition or provision.

16.         Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Nevada.

17.         Attorney’s Fees.  In the event any Party to this Agreement brings any action to enforce any provision hereof or to collect damages of any kind for any breach of this Agreement, the prevailing party shall be entitled to all court costs, all expenses arising out of or incurred by reason of the litigation, and any reasonable attorney’s fees expended or incurred in any such proceedings, and all such costs and expenses shall be included in the judgment.

18.         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective heirs, successors, assigns and related entities.

19.         No Assignment of Claims.  Each Party hereby represents and warrants that such Party has not assigned or otherwise transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, any Claim, or any portion thereof, or interest therein such Party may have against the other and such Party agrees to indemnify, defend and hold the other harmless from and against any and all liabilities, losses, demands, claims, damages, costs, expenses or attorneys’ fees incurred by such other Party as the result of any person or entity asserting any such right, assignment, transfer or subrogation.

20.         Further Act.  The Parties, without further consideration, shall execute and deliver such other documents and take such other action as may be necessary to achieve the objectives of this Agreement.

21.         No Release of Obligations.  Nothing contained in this Agreement shall operate to release or discharge any of the Parties hereto from any claims, rights or causes of action arising out of, relating to or connected with the breach, violation, or untruth of any representation or warranty of such Party set forth herein.

22.         Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed an original but all of which taken together shall constitute but one and the same Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective as of the date first written above.

ONCALL SUPERIOR MANAGEMENT

/s/ George Yang
By: George Yang Its:

SM eVENTURES

/s/ George Yang
By: George Yang Its:

LIVEDEAL, INC.

/s/ Kevin Hall
By: Kevin Hall Its: Chief Operating Officer

TELCO BILLING, INC.

/s/ Kevin Hall
By: Kevin Hall Its: President